DELBERT J. WACKER
3807 BRITTANY ROAD
NORTHBROOK, IL 60062

October 7, 2008

Office of Filings and Information Services
U.S. Securities and Exchange Commission
450 5th Street N.W.
Washington, DC 20549

Dear SEC:

I hereby grant a power of attorney to Roy Kim to represent me in all matters before the SEC including the execution of all forms and filings.

Sincerely,

/s/ Delbert J. Wacker

Delbert J. Wacker
Board Member